Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America
Reports Third Quarter Earnings

Minneapolis, MN—November 4, 2013—Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI), a leading provider of appliance retailing and recycling services, today announced financial results for its third quarter ended September 28, 2013. Revenues for the quarter were $33.5 million, up 17% over last year due mainly to increased appliance replacement program activity for energy efficiency programs. During the quarter, one client accelerated its 2014 appliance replacement program into 2013, adding $3.8 million to third quarter revenues. Net earnings for the third quarter were $1.1 million, or $0.20 per diluted share, compared with a net loss of $1.1 million, or $0.19 per diluted share, reported during the same period last year.
Improved third quarter earnings were mainly the result of the increased appliance replacement program revenues generated in the Company’s appliance recycling business unit, improved performance in the ARCA Advanced Processing (AAP) appliance recycling joint venture, and reduced retail store operating expenses and advertising.
For the nine months ended September 28, 2013, total revenues increased 10% to $96.2 million, compared with revenues of $87.7 million for the same period in the prior year. Overall, the Company reported year-to-date net income of $2.1 million, or $0.36 per diluted share, compared with a net loss of $1.8 million, or $0.32 per diluted share, in the nine-month period ended September 29, 2012.
Third Quarter Highlights

•	The Company renegotiated its line of credit agreement with PNC Bank, lowering its interest rate.

•	The Company announced a plan to relocate its recycling business-related customer service function from California to Minnesota by December 1, recording a $30,000 restructuring charge accordingly.

•
After the third quarter ended, the Company and AAP collectively received $0.5 million in cash related to the issuance and sale of carbon offsets in the California Cap-and-Trade Program, which will favorably impact the fourth quarter pre-tax earnings by the same amount.

“We’re pleased with our third quarter results, especially considering the significant operational and financial challenges we faced the past year,” commented Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. “At the same time, we remain cautious since our business relies significantly on winning contracts, fluctuating market prices for materials recovered in our appliance recycling efforts, and a highly competitive retail appliance market.”
Retail Appliance Sales
ApplianceSmart sales of $17.0 million for the third quarter declined $0.3 million, or 2%, compared with the same period of 2012. The decline was due mainly to the effect of store closures. Same-store sales increased $0.8 million or 5%. The

-more-

combination of a 100-basis-point improvement in gross margin and lower operating expenses improved operating income by $0.8 million compared with the third quarter of 2012.
Brad Bremer, president of ApplianceSmart, commented, “Competition from national chains such as The Home Depot, Lowes and others remains strong. At the same time, consumer purchasing behavior is affected by lingering uncertainty about the economy and governmental policy.” Bremer added, “Despite these factors, I’m pleased we grew ApplianceSmart’s profitability this quarter through the same store sales increase, lower store operating costs and a better product mix.”
Recycling Revenues
Recycling revenues, which consist of appliance recycling fees and appliance replacement revenues, increased $4.8 million, or 68%, to $11.8 million in the third quarter of 2013. Appliance replacement revenues increased $5.2 million, while appliance recycling fees declined $0.4 million. Sales of appliance replacement units in the third quarter of 2013 approximately tripled from the same period last year, due mainly to one utility’s desire to accelerate appliance installations into its 2013 program year.
Mark Eisenschenk, president of ARCA Recycling, Inc. and chief operating officer of ARCA, said, “ApplianceSmart’s manufacturer relationships and product familiarity enable us to offer responsive, cost-effective solutions for appliance replacement programs.” He added, “It’s noteworthy that appliance replacement program revenues, which were significant to the third quarter’s revenue and earnings, are not predictable. However, we are confident in our ability to competitively bid on new replacement programs and maintain current programs as integral elements of our business strategy moving forward.”
Byproduct Revenues
The Company’s byproduct revenues, excluding AAP, remained flat at $1.4 million compared with the third quarter of 2012. The Company’s overall increase in recycling volumes was offset by a 16% decline in scrap metal revenues per unit compared to the third quarter of 2012.
Revenues from the AAP joint venture in Philadelphia, reported in byproduct revenues, increased $0.6 million, or 20%, to $3.0 million, compared with $2.5 million in the third quarter of 2012. The improvement was due mainly to higher scrap volumes. AAP’s gross margin improved to 27% compared with 5% in the same period of 2012 as a result of a reduction in the cost of appliance purchases under contract and increased labor efficiencies. AAP’s operating income for the third quarter was $331,000 compared with an operating loss of $311,000 during the same period of 2012. The improvements in gross margin and operating income were primarily the result of higher volumes and lower acquisition costs per gross ton of recyclable appliances compared with the third quarter of 2012, partially offset by higher maintenance and depreciation expense related to the material recovery systems.
Liquidity and Capital Resources
Cash and cash equivalents were $2.1 million as of September 28, 2013, compared with $3.2 million as of December 29, 2012. As of September 28, 2013, the Company had excess available borrowing capacity under its revolving line of credit of $6.8 million compared with $2.5 million as of December 29, 2012. Net working capital of $8.9 million increased $1.3 million as of

-more-

September 28, 2013, compared with net working capital of $7.6 million as of December 29, 2012, due primarily to a lower outstanding balance under the Company’s revolving line of credit.
Conference Call Information
In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, November 5, 2013, at 10:00 a.m. CST. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 800-406-5162. A replay of the conference call will be available on the Company’s website, www.ARCAInc.com, approximately 24-48 hours after the completion of the call.
About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for approximately 150 utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

-more-

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 28, 2013	December 29, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,131	$3,174
Accounts receivable, net of allowance of $10 and $8, respectively	10,796	6,256
Inventories, net of reserves of $149 and $682, respectively	15,249	17,274
Income taxes receivable	263	522
Other current assets	1,473	1,332
Total current assets	29,912	28,558
Property and equipment, net	11,686	12,248
Restricted cash	500	—
Other assets	976	973
Deferred income tax assets	24	25
Total assets (a)	$43,098	$41,804

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,277	$4,957
Accrued expenses	5,328	4,310
Line of credit	6,823	10,559
Current maturities of long-term obligations	1,217	955
Income taxes payable	229	—
Deferred income tax liabilities	146	146
Total current liabilities	21,020	20,927
Long-term obligations, less current maturities	5,706	6,357
Deferred gain, net of current portion	—	365
Deferred income tax liabilities	921	921
Total liabilities (a)	27,647	28,570

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,571 shares and 5,556 shares, respectively	20,773	20,577
Accumulated deficit	(6,563)	(8,649)
Accumulated other comprehensive loss	(386)	(290)
Total shareholders' equity	13,824	11,638
Noncontrolling interest	1,627	1,596
	15,451	13,234
Total liabilities and shareholders' equity	$43,098	$41,804

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA's consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $9,856 and $10,045 as of September 28, 2013 and December 29, 2012, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $2,140 and $1,948 as of September 28, 2013 and December 29, 2012, respectively.

-more-

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Revenues:
Retail	$17,018	$17,286	$52,878	$56,006
Recycling	11,823	7,025	30,383	18,435
Byproduct	4,697	4,417	12,974	13,274
Total revenues	33,538	28,728	96,235	87,715

Costs of revenues	24,445	21,634	70,737	64,740
Gross profit	9,093	7,094	25,498	22,975
Selling, general and administrative expenses	7,291	7,828	22,071	23,818
Operating income (loss)	1,802	(734)	3,427	(843)

Other income (expense):
Interest expense, net	(320)	(299)	(925)	(832)
Other income (expense), net	7	(13)	(13)	(22)
Income (loss) before income taxes and noncontrolling interest	1,489	(1,046)	2,489	(1,697)
Provision for income taxes	227	113	372	90
Net income (loss)	1,262	(1,159)	2,117	(1,787)
Net loss (income) attributable to noncontrolling interest	(128)	77	(31)	(2)
Net income (loss) attributable to controlling interest	$1,134	$(1,082)	$2,086	$(1,789)

Income (loss) per common share:
Basic	$0.20	$(0.19)	$0.38	$(0.32)
Diluted	$0.20	$(0.19)	$0.36	$(0.32)

Weighted average common shares outstanding:
Basic	5,564	5,556	5,559	5,549
Diluted	5,777	5,556	5,723	5,549

Net income (loss)	$1,262	$(1,159)	$2,117	$(1,787)
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	40	120	(96)	109
Total other comprehensive income (loss), net of tax	40	120	(96)	109
Comprehensive income (loss)	1,302	(1,039)	2,021	(1,678)
Comprehensive loss (income) attributable to noncontrolling interest	(128)	77	(31)	(2)
Comprehensive income (loss) attributable to controlling interest	$1,174	$(962)	$1,990	$(1,680)